Exhibit 2.01

EQUITY INTEREST PURCHASE AGREEMENT

dated as of September 11, 2012

between

TheStreet, Inc.

and

WPPN, L.P.

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5.2	Covenant Not to Compete; Non-Solicitation; Confidentiality	26
5.3	Taxes	27
5.4	Employee Matters	30
5.5	Deal Pipeline Access	31

ARTICLE VI	SURVIVAL AND INDEMNIFICATION	31
6.1	Survival	31
6.2	Indemnification	31
6.3	Indemnification Procedures	33
6.4	Characterization of Indemnification Payments	36
6.5	Taxes	36
6.6	Limitations on Indemnification	36
6.7	Indemnification as Sole Remedy	37
6.8	No Contribution From the Company, Etc	37

ARTICLE VII	MISCELLANEOUS	37
7.1	Expenses	37
7.2	Certain Interpretative Matters	38
7.3	Notices	38
7.4	Assignment	39
7.5	Entire Agreement	40
7.6	Modifications, Amendments and Waivers	40
7.7	Counterparts	40
7.8	GOVERNING LAW	40
7.9	Severability	40
7.10	Submission to Jurisdiction; Waiver of Jury Trial	41
7.11	Specific Performance	42
7.12	No Presumption	42
7.13	No Third Party Beneficiary	42
7.14	Non-Recourse	42
7.15	Company Disclosure Schedule	42
7.16	Confirmations	43

LIST OF EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B-1	Ownership Interests
Exhibit B-2	Options
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Reserved
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of General Release
Exhibit G	Form of Securities Purchase Agreement
Exhibit H	Form of Mutual General Release
Exhibit I	Transaction Bonuses
Exhibit J	Promissory Notes

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EQUITY INTEREST PURCHASE AGREEMENT

          This Equity Interest Purchase Agreement dated as of September 11, 2012 (this “Agreement”) is between TheStreet, Inc., a Delaware corporation (“Buyer”), and WPPN, L.P., a Delaware limited partnership (“Seller”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

          Seller is the sole owner of all of the issued and outstanding Interests in The Deal, L.L.C., a Delaware limited liability company (the “Company”), consisting of Interests designated as preferred units (the “Preferred Units”) and Interests designated as common units (the “Common Units”), as set forth on Exhibit B-1.

          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests and all of Seller’s rights, title and interest in, to and under the LLC Agreement.

          Each Optionholder owns the Options set forth opposite such Optionholder’s name on Exhibit B-2, which constitute all of the issued and outstanding rights to acquire units of equity interests in the Company, and such Options will be cancelled and terminated without payment prior to the Closing.

          Concurrently herewith, and as an inducement for Buyer to enter into this Agreement, Wasserstein Capital, L.P. (the “Guarantor”) is delivering to Buyer a Guaranty (the “Guaranty”) pursuant to which it is, among other things, guaranteeing the obligations of Seller under this Agreement and each of the Transaction Documents to which Seller is a party.

          In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

          1.1 Purchase and Sale.

                    (a) Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, the Interests and all of Seller’s rights, title and interest in, to and under the LLC Agreement, all of the foregoing free and clear of all Liens, other than Liens created by Buyer or under applicable securities laws, for the purchase price hereinafter set forth in this Article I, and Buyer shall become the sole member of the Company.

                    (b) As payment for the Interests and all of Seller’s rights, title and interest in, to and under the LLC Agreement, Buyer shall at the Closing pay and deliver:

(i) an amount in cash equal to the Initial Closing Payment, to the payee designated by Seller in accordance with the LLC Agreement, by wire transfer of immediately available funds in accordance with written instructions provided by Seller prior to the date hereof; and

(ii) to the Escrow Agent an amount in cash equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.

                    (c) The Escrow Amount shall be held and distributed as provided in the Escrow Agreement.

          1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York on the date hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

          1.3 Deliveries at the Closing. In addition to the other requirements set forth herein, at the Closing:

                    (a) Seller shall deliver, or cause to be delivered, each of the following to Buyer:

                    (i) the Assignment and Assumption Agreement, dated as of the Closing Date, duly executed by Seller, evidencing the transfer to Buyer of good and valid title by Seller of the Interests and all of its right, title and interest in, to and under the LLC Agreement free and clear of all Liens, and the assumption by Buyer of all of Seller’s obligations arising after the consummation of the Closing (but not arising as a result of or in connection with the Closing) under the LLC Agreement;

                    (ii) (x) resolutions by the Company’s Board of Managers authorizing an amendment to the Schedule of Non-Management Members to the LLC Agreement to reflect the admission of Buyer as a member of the Company effective as of the consummation of the Closing; and (y) resolutions by the Company’s members approving the admission of Buyer as a member of the Company effective as of the consummation of the Closing;

(iii) instruments evidencing the resignation of the managers of the Company listed in Section 1.3(a)(iii) of the Company Disclosure Schedule;

(iv) the Mutual General Release, duly executed by Seller, Wasserstein Capital, L.P. and the Company;

(v) General Releases from each manager of the Company listed in Section 1.3(a)(iii) of the Company Disclosure Schedule, duly executed by the applicable releasor;

                    (vi) resolutions by the Company’s Board of Managers evidencing that all Options have been terminated and are of no further force and effect as of the Closing in accordance with the terms of the Option Plans;

                    (vii) Securities Purchase Agreements, duly executed by each of BancBoston Investments, Inc. (“BancBoston”) and TDD Offshore Holdings II, Inc. (“TDD”), evidencing, among other things, the transfer to Seller of the Interests owned by BancBoston and TDD, respectively;

                    (viii) certificates from appropriate Government Authorities (each dated as of a recent date but in no event a date that is more than five Business Days prior to the Closing Date) certifying as to the good standing of the Company in its jurisdiction of organization and in each jurisdiction in which it is qualified to conduct business as a foreign limited liability company;

                    (ix) an affidavit of Seller, prepared and executed in accordance with Treasury Regulations Section 1.1445 2(b)(2), certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(x) the Escrow Agreement, duly executed by Seller;

(xi) the Amendment;

(xii) evidence satisfactory to Buyer of termination of all agreements (except for the LLC Agreement) to which Seller is a party and which affect any of the equity interests in the Company;

                    (xiii) evidence satisfactory to Buyer of termination of all Debt under the Promissory Notes, including a cancelled copy of each Promissory Note, a General Release from the holders of the Promissory Notes, and termination and release of all Liens under the Promissory Notes;

                    (xiv) an assignment and assumption agreement between DeSilva & Phillips, LLC (“DeSilva”) and Guarantor, in form and substance reasonably satisfactory to Buyer, releasing the Company from all obligations relating to the engagement letter between DeSilva and the Company dated February 24, 2012;

(xv) the Audited Financial Statements;

(xvi) the Interim Financial Statements; and

(xvii) evidence that the Company has executed an amendment to its 401(k) savings plan, the content of which amendment shall be subject to Buyer’s satisfaction.

                    (b) In addition to payment of the Initial Closing Payment in accordance with Section 1.1(b), Buyer shall deliver, or cause to be delivered, each of the following to Seller:

(i) the Escrow Agreement, duly executed by Buyer; and

(ii) the Assignment and Assumption Agreement, duly executed by Buyer.

          1.4 Purchase Price Adjustment.

                    (a) Prior to the date hereof, Seller delivered to Buyer a written statement (the “Preliminary Statement”) setting forth Seller’s calculation of the Estimated Closing Net Worth and the computations used in connection therewith. The Preliminary Statement has been used for purposes of calculating the Estimated Closing Net Worth.

                    (b) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Statement”) setting forth in reasonable detail its calculation of Closing Net Worth.

                    (c) During the 45-day period following the receipt by Seller of the Statement, Seller and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Buyer, the Company and, if relevant, Buyer’s independent auditors relating to the preparation of the Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement. The Statement shall become final and binding upon the parties hereto on the 45th day following delivery thereof, except to the extent that Seller gives written notice of disagreement with the Statement (the “Notice of Disagreement”) to Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Net Worth is mathematically correct and/or has been prepared in accordance with the definition of Closing Net Worth, and the definitions included in such definition). If a Notice of Disagreement complying with the preceding sentence is received by Buyer in a timely manner, then the Statement (as revised in accordance with clauses (I) and (II) below) shall become final and binding upon the parties hereto on the earlier of (I) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

                    (d) During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Seller and, if relevant, the designated independent auditors (if any) of Seller relating to the preparation of the Notice of Disagreement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the differences as specified in the Notice of Disagreement are not resolved, Seller and Buyer shall within ten days following the end of such 30-day period engage Grant Thorton LLP (or, if Grant Thorton LLP is unable or unwilling to accept such engagement, a nationally recognized independent accounting firm mutually and reasonably acceptable to Buyer and Seller) (the “Accounting Firm”) and submit to the Accounting Firm for review and binding resolution any and all matters which remain in dispute and which are properly included in the Notice of Disagreement. In resolving any disputed item, the Accounting Firm shall: (i) be bound by the provisions of this Section 1.4 and the definition of Closing Net Worth and the definitions included in such definition; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 30-day period); and (iii) further limit its review solely to whether the Statement and the Notice of Disagreement have been prepared in accordance with this Section 1.4. The determination of any item that is a component of Closing Net Worth and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant party at the end of such 30-day period). Seller and Buyer shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. Seller and Buyer agree that the resolution by the Accounting Firm of any disputes with respect to Closing Net Worth shall be final and binding on the parties hereto. Seller and Buyer further agree that that the procedure set forth in this Section 1.4 for resolving disputes with respect to Closing Net Worth shall be the sole and exclusive method for resolving such disputes; provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Net Worth pursuant to this Section 1.4 shall be borne, in its entirety, by the party whose calculation of the Final Purchase Price based upon its calculation of Closing Net Worth as initially submitted to the Accounting Firm is furthest away from the Final Purchase Price based upon the Final Closing Net Worth as determined by the Accounting Firm. The fees and expenses of Buyer’s independent auditors (if any) incurred in connection with the issuance of the Statement and review of the Notice of Disagreement, shall be borne by Buyer, and the fees and expenses of the independent auditors of Seller (if any) incurred in connection with their review of the Statement and their preparation of the Notice of Disagreement, shall be borne by Seller.

                    (e) If the Final Purchase Price is greater than the Initial Purchase Price, Buyer shall, within five Business Days after the determination of Final Closing Net Worth, make payment to Seller by wire transfer of immediately available funds of the amount of such excess. If the Initial Purchase Price is greater than the Final Purchase Price, Seller shall, within five Business Days after the determination of Final Closing Net Worth, make payment to Buyer by wire transfer of immediately available funds, of the amount of such excess. Buyer and Seller agree that if any amounts are owed by Seller to Buyer under this Section 1.4(e), Buyer may at its election proceed against the escrow fund being held by the Escrow Agent pursuant to the Escrow Agreement in order to recover such amounts or directly against Seller.

                    (f) Any payment required to be made under Section 1.4(e) shall be deemed an adjustment to the Final Purchase Price.

                    (g) Subject to Sections 6.6(c) and 6.6(d), the determination and adjustment of the Final Purchase Price in accordance with the provisions of this Section 1.4 do not limit or affect any other rights or causes of action which the parties may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

          1.5 Purchase Price Allocation. As promptly as practicable after the determination of the Final Purchase Price pursuant to Section 1.4, but no later than 60 days thereafter, Seller and Buyer shall prepare (with assistance as requested from the Company), an allocation schedule allocating the Final Purchase Price among the assets of the Company pursuant to (and to the extent necessary to comply with) applicable Treasury Regulations and the Code (or, if applicable, any similar provision under other Tax Law) (the “Allocation Schedule”). In preparing the Allocation Schedule, Seller and Buyer shall be entitled to reasonable access to all relevant books, records and personnel of the Company to the extent such party reasonably requests such information and reasonable access to complete the preparation of the Allocation Schedule. Seller and Buyer and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such Allocation Schedule; provided, however, that if Seller and Buyer cannot agree on the Allocation Schedule within such 60-day period, Seller and Buyer and their respective Affiliates may report, act and file Tax Returns in accordance with their own determinations of the proper allocation of the Final Purchase Price among the assets of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

          Subject to the exceptions set forth in the disclosure schedules delivered by Seller to Buyer in connection herewith (the “Company Disclosure Schedule”), and subject to Section 7.15, Seller hereby represents and warrants to Buyer as follows:

          2.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted. The Company is duly qualified to do business and is in good standing as a foreign limited liability company in the states and jurisdictions set forth in Section 2.1 of the Company Disclosure Schedule and in each other jurisdiction where qualification as a foreign limited liability company is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. Prior to the date of this Agreement, Seller made available to Buyer complete and correct copies of its certificate of formation and limited liability company agreement, each as presently in effect.

          2.2 Capitalization.

          (a) Except for the Options, all of the issued and outstanding capital of the Company consists of 222,442 Series B Preferred Units, 56,950,821 Series C Preferred Units and 9,013,379 Common Units, and all of such equity interests are owned by Seller.

          (b) The Company has issued options to officers, managers, employees, advisors and consultants of the Company pursuant to the Company’s 2000 Equity Option Plan (the “Option Plan”) and the 2000 Equity Option Plan for California Employees (the “California Option Plan,” and together with the Option Plan, the “Option Plans”), each of which was duly adopted by the Company’s Board of Managers and approved by the Company’s Members. No Common Units have been issued pursuant to Options, Options to purchase 435,000 Common Units have been granted and are currently outstanding and unexercised, and 1,915,000 Common Units remain available for issuance to officers, managers, employees, advisors and consultants of the Company pursuant to the Option Plans. Each Optionholder of the Company is the beneficial and record owner of the Options set forth opposite such Optionholder’s name on Exhibit B-2. Effective as of the Closing, all Options have been cancelled and terminated without payment and no Optionholder is entitled to exercise any Options.

(c) The Company has reserved 395,000 Restricted Units for issuance to officers and managers of the Company. Of such Restricted Units, none are outstanding.

          (d) Except as expressly set forth in Sections 2.2(a), 2.2(b) and 2.2(c) hereof, no units of equity interest or other equity of the Company are issued or reserved for issuance. All of the outstanding Interests have been duly and validly authorized and issued, are fully paid and non-assessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any applicable federal or state securities Law. Except as set forth in Section 2.2(d) of the Company Disclosure Schedule, there is no security, option, warrant, call, right, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) obligates the Company to issue, redeem, sell, pledge or otherwise acquire or dispose of units of equity interest or other equity of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such interests, securities or rights. The Company has not created any “phantom equity,” equity appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any units of equity interest in the Company. The Company does not have outstanding Debt or Debt instruments providing for voting rights with respect to the Company to the holders thereof. No holder of Interests or other equity in the Company or any other Person is entitled to any preemptive or similar rights to subscribe for units of equity interest or other equity in the Company. The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

          (e) The Interests constitute all of the issued and outstanding units of equity interests and other equity in the Company (other than the Options), and Seller owns all of the Interests in the Company. Upon consummation of the Closing, Buyer will own good and valid title to all of the equity of the Company, including the Interests, free and clear of any Liens.

          (f) The Company has no Subsidiaries and does not, directly or indirectly, own any capital stock of, or other interest in, any other Person. The Company owned all of the issued and outstanding share capital of Deal UK Limited, a company incorporated under the laws of England and Wales under company number 4024829 (the “UK Subsidiary”), which was deregistered on April 3, 2007. At the time of deregistration, the UK Subsidiary had no assets or liabilities, and neither the Company nor any of its managers or officers has or will have any obligations or liabilities related to, arising from or in connection with the UK Subsidiary including, without limitation, the deregistration of the UK Subsidiary. The Company has never directly or indirectly owned any equity interest in any Person formed in the United Kingdom other than the UK Subsidiary.

          2.3 Consents.

                    (a) The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) contravene any provision of the certificate of formation or limited liability company agreement of the Company;

                    (ii) (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, or create or change any rights or obligations of any party thereto under, any Company Agreement or any Permit owned or held by the Company or, except as set forth in Section 2.3(a)(ii) of the Company Disclosure Schedule, require any consent or waiver of any party to any such Company Agreement or Permit;

(iii) result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv) violate or conflict with any Law applicable to the Company or its business or properties; or

                    (v) other than any required New York City and New York State real property transfer tax filing, require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

                    (b) Other than any required New York City and New York State real property transfer tax filing, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority is necessary to be obtained or made by the Company to enable the Company to continue to conduct its business and operations and use its properties after the consummation of the Closing in a manner that is consistent with the manner in which they are conducted and used prior to the consummation of the Closing.

          2.4 Financial Statements.

                    (a) Section 2.4(a) of the Company Disclosure Schedule contains a true, correct and complete copy of:

                    (i) the audited consolidated balance sheets of the Company as of December 31, 2011 and December 31, 2010, and the related audited statements of operations, members’ deficiency, and cash flows for the years then ended (all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the “Audited Financial Statements”); and

                    (ii) the unaudited balance sheet of the Company as of July 31, 2012 and the related unaudited statements of operations, members’ deficiency, and cash flows for the seven-month period then ended (all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Interim Financial Statements”);

(all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Company Financial Statements”). The Company Financial Statements are in accordance with the books and records of the Company and fairly present, in all material respects, the financial position, results of operations, members’ deficiency, and cash flows of the Company as of the dates and for the periods indicated, in each case, in accordance with GAAP consistently applied by the Company during all such periods (except that the Interim Financial Statements do not include footnotes and other presentation items are subject to normal year-end adjustments that are not, individually or in the aggregate, material). The books and records of the Company are complete and correct in all material respects.

                    (b) The Company has disclosure controls to ensure that material information relating to the Company is made known to the Company’s management by others within the Company and disclosed to the Board of Managers of the Company. No deficiencies or weaknesses in the design or operation of the Company’s internal controls and any fraud that involves management or other employees of the Company has been reported to the Board of Managers or, to the Knowledge of Seller or the Company, has occurred. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                    (c) Since December 31, 2009, the Company has not nor, to the Knowledge of Seller or the Company, has any Representative of the Company received or otherwise had or obtained knowledge of any written, or to the Knowledge of Seller or the Company oral, complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

                    (d) To the Knowledge of Seller or the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law. The Company has not, and, to the Knowledge of Seller or the Company, no contractor, subcontractor or agent of the Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

          2.5 Absence of Undisclosed Liabilities. The Company has no obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the unaudited balance sheet as of July 31, 2012 (the “Balance Sheet Date”) included in the Company Financial Statements (the “Company Balance Sheet”), (b) current liabilities incurred in the Ordinary Course after the Balance Sheet Date that, in each case, individually or in the aggregate, would not reasonably be expected to be material, and (c) liabilities set forth in Section 2.5 of the Company Disclosure Schedule.

          2.6 Absence of Certain Changes.

(a) Since the Balance Sheet Date, the Company has conducted its business in all material respects in the Ordinary Course.

(b) Since the Balance Sheet Date, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, there has been no:

(i) development, change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(ii) physical damage, destruction or loss in an amount exceeding $25,000 in the aggregate affecting the assets of the Company that is not covered by insurance or has not been remedied within 30 days.

(c) Since the Balance Sheet Date, except as set forth in Section 2.6(c) of the Company Disclosure Schedule, the Company has not directly or indirectly:

                    (i) declared, set aside or paid any dividend or other distribution in respect of any Interests, unit of equity interest or other equity, or purchased, redeemed or otherwise acquired any Interests, units of equity interest or other equity;

                    (ii) made any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto except as set forth in the 2012 capital expenditures budget for the Company, a copy of which has been provided to Buyer prior to the date of this Agreement;

                    (iii) (A) approved or put into effect any increase in compensation or benefits payable to any of its current or former employees, officers, independent contractors, managers or directors, made any bonus payment to any of its current or former employees, officers, independent contractors, managers or directors or amended any Benefit Plan to increase the amount of compensation or benefits payable thereunder; or (B) entered into or adopted any new Benefit Plan including any severance policy or any other benefit plan, policy, arrangements or agreement for any current or former employees, officers, independent contractors, managers or directors of the Company or their beneficiaries or dependents;

(iv) changed its accounting methods, principles or practices, except as required by GAAP;

                    (v) changed or modified any of the following (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(vi) other than in the Ordinary Course, settled any Claim involving money damages or waived or released any rights or claims;

(vii) settled any Tax Audit or other proceeding, made or changed any Tax accounting method or election (except as otherwise required by Law) or filed any amended Tax Return; or

(viii) authorized, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

          2.7 Taxes.

                    (a) The Company has timely filed with the appropriate Tax Authorities all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes due and owing for all periods (including any portions thereof) ending through the date thereof (whether or not shown on any Tax Return), or has made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of any Taxes not yet due. The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past practices of the Company in filing its Tax Returns.

                    (b) There are no Liens for Taxes upon any property or assets of the Company, except for Taxes not yet due and payable.

                    (c) There is no material dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which Seller or the Company has Knowledge based upon personal contact with any agent of such authority. No material written claim has been made within the past three years by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Prior to the date of this Agreement, Seller has made available to Buyer complete and accurate copies of all material Tax Returns of the Company and its predecessors for all open years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its predecessors for Taxable periods ended on or after December 31, 2009.

                    (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not requested or received a ruling from, or entered into a closing or other agreement with, any Tax Authority that could affect the Tax liability of the Company for periods after the Closing Date.

                    (e) The Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall not have any liability after the Closing Date for Taxes pursuant to any such agreement.

                    (f) For United States federal, state and local income Tax purposes, the Company is disregarded as separate from its owner, and has at all times since its inception been treated as an entity disregarded as separate from its owner or a partnership within the meaning of Treasury Regulation section 301.7701-2(c)(1).

                    (g) The Company has no liability for the Taxes of any person (other than the Company) (i) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                    (h) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, interest holder or other third party and has complied with all applicable information reporting requirements.

                    (i) The Company is not nor has it been a party to any “listed transaction” as defined under Treasury Regulation section 1.6011-4(b)(2).

          2.8 Legal Matters.

                    (a) (i) There is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against, or, to the Knowledge of Seller or the Company, threatened against, the Company, at law or in equity, before or by any Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority. Section 2.8(a) of the Company Disclosure Schedule identifies each Claim and Judgment disclosed thereon that is fully covered by an insurance policy.

                    (b) The business of the Company is being conducted in all material respects in compliance with applicable Laws.

                    (c) The Company owns or holds all Permits required for the conduct of its business as it is currently conducted and the Company is in all material respects in compliance with such Permits and all Laws applicable to such Permits. Section 2.8(c) of the Company Disclosure Schedule lists all Permits owned or held by the Company. Each of the Permits owned or held by the Company is in full force and effect. No event has occurred or is continuing which permits, or after notice or lapse of time or both would permit, any suspension, cancellation, modification, revocation, non-renewal or termination of any Permit held by the Company. During the two-year period prior to the date hereof, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not received any notice asserting any noncompliance with any Law, Judgment or Permit. During the two-year period prior to the date hereof, no Government Authority has indicated in writing or, to the Knowledge of Seller or the Company orally, any intention to initiate any investigation, inquiry or review involving the Company or any of its properties or rights.

          2.9 Real Property.

                    (a) The Company does not own nor has it ever owned any Real Property.

                    (b) The real property described in Section 2.12(a)(iv) of the Company Disclosure Schedule is referred to as the “Leased Real Property.” The Leased Real Property and its condition is suitable for its current use by the Company. The Company enjoys peaceful and undisturbed possession of the Leased Real Property. The Leased Real Property is all of the real property used and/or occupied by the Company.

                    (c) Prior to the date of this Agreement, Seller has made available to Buyer copies of all subleases (collectively, the “Subleases”) entered into by the Company (all of which are listed on Section 2.9(c) of the Company Disclosure Schedule). All Subleases are, and have been for the terms thereof, in good standing and in full force and effect, and all necessary consents with respect thereto have been obtained.

          2.10 Intellectual Property.

                    (a) Sections 2.10(a)(i) to (v) of the Company Disclosure Schedule set forth a complete and accurate list of the following Intellectual Property (for each item enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable):

(i) all Domain Names of which the Company is the registrant or of which another Person is the registrant for the benefit of the Company (collectively, the “Company Registered Domain Names”);

(ii) all registered Marks and pending applications for registration of Marks owned by the Company (collectively, the “Company Registered Marks”);

(iii) all Patents and pending applications for Patents owned by the Company (collectively, the “Company Patents”);

                    (iv) all registered Copyrights and all pending applications for registration of Copyrights owned by the Company (collectively, the “Company Registered Copyrights” and, together with the Company Registered Domain Names, the Company Registered Marks and the Company Patents, the “Company Registered IP”); and

(v) all Software owned by the Company that is material to the conduct of the business of the Company (the “Company Software”).

                    (b) The Company (i) exclusively owns all right, title and interest in and to the Company Registered IP and the other Company Owned IP, (ii) has a valid license or other right to use the Company Licensed IP, including all content, materials or information of any publication, website or internet-connected platform published or operated by the Company prior to the date hereof, whenever published or otherwise made generally publicly available (“Deal Content”), and is entitled to use any such Company Licensed IP in the operation of the business of the Company as currently conducted in accordance with the terms of the Inbound IP Agreements governing such Licensed Intellectual Property, in each instance (i.e., subsection (i) and (ii) herein), free and clear of any Liens (other than Permitted Liens), and (iii) has not granted any license or similar right, whether through or under any Outbound IP Contract, that involves any exclusive rights in the Company Owned IP. The Company IP constitutes all of the Intellectual Property necessary for the continued conduct of the businesses of the Company after the Closing Date in the same manner as it was conducted prior to the Closing Date. Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will adversely affect any of the rights of the Company with respect to the Company IP.

                    (c) The Company IP does not infringe, misappropriate or violate the Intellectual Property rights or the confidential or proprietary information of any Person. None of the Company Owned IP is the subject of a judicial finding or opinion, nor has the Company received as of the date hereof or in the last six years any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Company IP (other than in connection with the review of pending Patent or Trademark applications by applicable Government Authorities). No Claim or notice has been asserted or, to the Knowledge of Seller or the Company, threatened against the Company in writing, or that, as of the date hereof or in the last six years, the conduct of the business of the Company as currently conducted infringes, misappropriates or violates the Intellectual Property rights or the confidential and proprietary information of any Person. The Company has not as of the date hereof or in the last six years asserted or threatened in writing any claim of infringement, violation or misappropriation of any of the Company IP.

                    (d) The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Company Registered IP, and all documents, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no Company Registered IP, has lapsed, expired or been abandoned or cancelled. Further, all actions necessary to (a) maintain all of the Company’s rights in the Company Licensed IP and (b) comply with the terms and conditions of all Inbound IP Agreements, in each instance, have been taken, including payment of all applicable royalties, license fees and other consideration.

                    (e) The Company has used commercially reasonable efforts to protect its rights in each item of Company Owned IP and to maintain the secrecy of its confidential information and Trade Secrets comprising part thereof. All employees, consultants and independent contractors of Company involved in the creation of Intellectual Property have entered into written non-disclosure and Intellectual Property assignment agreements providing that all Intellectual Property created or developed by such parties absolutely and entirely vests in the Company.

                    (f) The Company has complied with all (i) applicable contractual and legal requirements pertaining to data security and (ii) applicable rules, regulations, guidelines, requirements and procedures of the Payment Card Industry Data Security Standard (PCI DSS), including the Payment Application Data Security Standard (PA-DSS), in each instance (i.e., subsection (i) and (ii) above), in connection with the operation of the business of the Company. No Claim relating to an improper use or disclosure of, or a breach in the security of, any such information has been asserted in writing or, to the Knowledge of Seller or the Company, threatened against the Company. As of the date hereof or in the last six years, there has been no (i) unauthorized disclosure of any third-party proprietary or confidential information in the possession, custody or control of the Company and relating to the business of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third party. The Company has enforced adequate quality control measures in accordance with industry standards to ensure that no Marks comprising part of the Company Owned IP that it has licensed to others shall be deemed to be abandoned.

                    (g) The Company does not use any of the Personal Information it receives or collects through any of its websites or internet-connected platforms in an unlawful manner or in a manner in violation of the terms and conditions of Company’s privacy policies or terms of service/use documentation. The Company has security measures and safeguards in place in accordance with industry practice to protect the Personal Information it receives from illegal or unauthorized access or use by their personnel or third parties in a manner in violation of any applicable Law or the Company’s privacy policies or terms of service/use documentation. No Person has gained unauthorized access to any such Personal Information maintained, collected or owned by Company.

                    (h) None of the products or services offered or made available (whether on a stand-alone basis or bundled with other products and services) on any website or internet-connected platform owned or operated by the Company or any Company Owned Software (i) constitutes or incorporates any “spyware” or “adware.” or other unauthorized or malicious code, programs or applications or (ii) incorporates any Open Source Materials or is distributed by the Company in connection with any Open Source Materials.

          2.11 Insurance. Section 2.11 of the Company Disclosure Schedule lists as of the date of this Agreement all policies of commercial general liability, life, property, business interruption, worker’s compensation and other forms of insurance relating to the business and operations of the Company (the “Insurance Policies”). Prior to the date of this Agreement, Seller has furnished or made available to Buyer true and complete copies of all such policies. All of the Insurance Policies are in full force and effect, the Company has made all payments required to maintain the Insurance Policies and the Company has not received any notice of default under any Insurance Policy, nor has it received any written notice or, to the Knowledge of Seller or the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy (other than routine premium increases in the Ordinary Course).

          2.12 Company Agreements.

                    (a) Section 2.12(a) of the Company Disclosure Schedule lists as of the date of this Agreement (i) each Company Agreement that is material to the Company, and (ii) without regard to materiality, each of the following:

                    (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company or other Debt or any other Company Agreement relating thereto;

(ii) any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowing or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii) any Company Agreement made other than in the Ordinary Course;

(iv) any Real Property Leases;

(v) any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the assets of the Company;

                    (vi) any Company Agreement providing for any obligation to register any units of equity interests, Interests, shares of capital stock, other equity or other securities of the Company with the Securities and Exchange Commission or otherwise relating to such units of equity interests, Interests, shares of stock, other equity or other securities;

                    (vii) any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of any prior merger with, or the prior acquisition of the business, assets or stock of, other Persons;

(viii) any Company Agreement that is a collective bargaining agreement with any labor union;

(ix) any Company Agreement providing for any lease, operating lease or similar arrangement for the use of personal property involving payments of in excess of $25,000 per annum;

(x) any Company Agreement to which any Insider is a party;

                    (xi) any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $25,000 individually or $100,000 for all such Company Agreements that are not otherwise listed in Section 2.12(a) of the Company Disclosure Schedule;

                    (xii) any Company Agreement that contains a non-competition provision relating to the business of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) or any other Company Agreement restricting the right of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any other Person “most favored nation” status or any rights of exclusivity, or that requires the disposition of any asset or business of the Company;

                    (xiii) any Company Agreement that is an Inbound IP Agreement or an Outbound IP Agreement, including any Contract to reprint, reproduce, archive, access or otherwise use any Deal Content providing for aggregate payments in excess of $15,000 per annum individually or that is otherwise material to the conduct of the business of the Company as currently conducted (but excluding Contracts for generally commercially available off-the-shelf Software (e.g., “shrink-wrap” or “click-wrap” license agreements relating to software desktop applications, etc.));

(xiv) any Company Agreement that is a partnership, joint venture or similar Contract; and

(xv) any Company Agreement relating to the acquisition or disposition of any business.

                    (b) Copies of all written Company Agreements referred to in Section 2.12(a) of the Company Disclosure Schedule have been made available to Buyer prior to the date of this Agreement, and Seller has prior to the date of this Agreement made available to Buyer accurate and complete written summaries of all such Company Agreements that are unwritten.

(c) With such exceptions as, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect:

                    (i) all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of Seller or the Company, on and against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law);

                    (ii) the Company is not, and, to the Knowledge of Seller or the Company, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement;

                    (iii) the Company has not waived any right under any Company Agreement that would result in additional liability to the Company beyond the express terms thereof or otherwise negatively impact the Company after the Closing;

(iv) there are no unresolved disputes under any Company Agreement; and

                    (v) the Company has not given to or received from any other Person, at any time since December 31, 2009, any notice or other written communication regarding any actual, alleged violation or breach or, or default under, any Company Agreement.

2.13 Labor Relations.

                    (a) Section 2.13(a) of the Company Disclosure Schedule lists as of August 15, 2012 all employees of the Company, including for each such employee (i) name; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; (v) bonus entitlement; (vi) years of service; and (vii) whether or not each such employee is actively at work and, if not, the reason that such employee is not actively at work.

                    (b) Section 2.13(b) of the Company Disclosure Schedule lists as of August 15, 2012 all individuals who perform services for the Company as an independent contractor or a leased employee, the services they perform, their rate of compensation and any bonus entitlement.

                    (c) (i) No employees of the Company are covered by a collective bargaining agreement; (ii) no employees of the Company are, or within the last three years have been represented by a union or other labor organization, association or bargaining agent; and (iii) to the Knowledge of Seller or the Company, no employee organizing efforts are now being conducted or are pending with respect to employees of the Company.

                    (d) The Company has paid or made provision for the payment of all salaries and accrued wages and is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and paid to the appropriate Government Authority, or is holding for payment not yet due to such authority, all amounts required by Law or Contract to be withheld from the wages or salaries of the employees of the Company. The Company has properly classified all service providers as either employees or independent contractors and as exempt or non-exempt for all U.S. federal, state, local and non-U.S. tax purposes, all Persons classified by the Company as independent contractors satisfy and have satisfied the requirements of all applicable Laws to be so classified, and the Company has withheld and paid over all applicable U.S. federal, state, local and non-U.S. Taxes and made all appropriate filings in connection with services provided by, and compensation paid to, such service providers, including an IRS Form 1099.

                    (e) There are no claims or disputes pending or, to the Knowledge of Seller or the Company, threatened by any current or former employee of the Company in relation to his or her employment with, or termination of employment from, the Company (including any claim of discrimination).

2.14 Employee Benefit Plans.

                    (a) Section 2.14(a) of the Company Disclosure Schedule lists all (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all stock or equity interest option, stock or equity interest purchase, stock or equity interest award, stock or equity interest appreciation, restricted stock or equity interest, phantom equity, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) employment, severance, retention, consulting or change-in-control agreements, in each case, that is sponsored or maintained by the Company, or to which the Company is a party, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or their respective beneficiaries or dependents, or with respect to which the Company has any liability (contingent or otherwise), whether or not written (“Benefit Plans”). The Company has not communicated to present or former employees of the Company or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan. No Benefit Plan covers employees other than current or former employees of the Company.

                    (b) Seller has made available to Buyer complete and correct copies of each Benefit Plan, any employee handbook applicable to employees of the Company, and, with respect to each Benefit Plan, the current plan documents, summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter, the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

                    (c) Each Benefit Plan is and has been operated and administered in accordance with its terms and all applicable Laws. Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Seller or the Company, nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan. Each Benefit Plan has been timely amended to reflect the Economic Growth and Tax Relief Reconciliation Act of 2001 and other applicable Law for which the remedial amendment period has lapsed. Each Benefit Plan that is subject to Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code.

(d) All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

                    (e) No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA.

(f) No Benefit Plan is funded with, or provides for benefits in the form of, equity interests or other securities of the Company.

                    (g) Since December 31, 2009, there has been no change in any Benefit Plan, or its related funding vehicle, which would materially increase the cost to the Company, or the benefits payable, with respect to such Benefit Plan.

                    (h) No Benefit Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA or a plan subject to Section 412 of the Code, or a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and neither the Company nor any ERISA Affiliate has any material liability (contingent or otherwise) with respect to any such defined benefit plan or multiemployer plan.

                    (i) No event has occurred and no condition exists with respect to any Benefit Plan which would reasonably be expected to subject any Benefit Plan, the Company, Buyer or any of the employees, agents, officers, directors or Affiliates of any of the foregoing, directly or indirectly (through an indemnification agreement or otherwise) to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.

                    (j) No actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending with respect to any Benefit Plan or, to the Knowledge of Seller or the Company, threatened with respect to any Benefit Plan, and Seller has no Knowledge of any facts which would give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course). No Benefit Plan is currently under investigation or audit by a Government Authority and, to the Knowledge of Seller or the Company, no such investigation or audit is contemplated or under consideration.

(k) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company. No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(l) The Company does not have any ERISA Affiliates and there are no other Persons under common control (as defined in ERISA Section 4001(14)) with the Company.

                    (m) The Company has provided Buyer with a copy of its practice, policy or arrangement that provides for severance benefits to terminated employees (the “Severance Policy”). Without limiting the obligations set forth in Section 5.4, the terms of the Severance Policy have not been disclosed or communicated by the Company to the Company’s employees generally, except to those involved in the administration of the Severance Policy, those whose employment agreement references the Severance Policy and those former employees who have received benefits under the Severance Policy.

          2.15 Transactions with Insiders. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no Insider is a creditor, debtor, customer, distributor, supplier or vendor of, or is party to any Contract with or other transaction involving, the Company (“Insider Transactions”). Except as set forth in Section 2.15 of the Company Disclosure Schedule, no Insider owns any asset or provides any service used in or necessary to the businesses conducted by the Company.

2.16 Environmental Matters.

(a) With such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect:

(i) no Hazardous Materials have been discharged, disbursed, released, stored, treated, used, generated, disposed of or allowed to escape on, in, under, or from the Leased Real Property;

(ii) there are no, and there have been no, underground storage tanks located, contained, used or stored at or on any Leased Real Property; and

                    (iii) the Company has not received or made, and neither Seller nor the Company has Knowledge of, any notice, order, directive, claim or demand from or with any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials; or (B) any actual or potential violation or failure to comply with any Environmental Law.

                    (b) Seller has made available to Buyer copies of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any environmental consultant engaged by any of them within the past five years.

2.17 Title; Condition of Assets.

                    (a) The Company has good title to or valid leasehold or license interests in all of the assets and properties that (x) are reflected on the Company Financial Statements or constitute Intellectual Property, and (y) are necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of any and all Liens. Such assets and properties constitute all of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted. Effective as of the Closing, no Insider has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted.

(b) The tangible personal property of the Company is in good working condition and repair, reasonable wear and tear excepted.

          2.18 Suitability. Neither the Company, nor any of its managers nor, to the Knowledge of Seller or the Company, any of the Company’s current officers, directors or Affiliates (a) has ever been convicted of, plead no contest to or, to Knowledge of Seller or the Company, indicted for any felony or any crime involving fraud, misrepresentation or bribery, (b) is subject to any Judgment barring, suspending or otherwise limiting the right of such Person to engage in any activity or (c) has ever been denied any Permit affecting the ability of such Person to conduct any activity conducted by such Person as part of the business of the Company as currently conducted.

          2.19 Suppliers and Customers. The Company is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers, suppliers, and creditors. Section 2.19 of the Company Disclosure Schedule lists the top 20 suppliers (by volume of purchases from such suppliers) and top 35 customers (by volume of purchases by such customers) of the Company for the fiscal year ended December 31, 2011 and the seven-month period ended July 31, 2012. The Company has not received any written or, to the Knowledge of Seller or the Company, oral, notice from any of the suppliers or customers listed in Section 2.19 of the Company Disclosure Schedule to the effect that any such supplier or customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing materials, products or services to or from the Company, as applicable (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

          2.20 Bank Accounts, Authorized Signatories. Section 2.20 of the Company Disclosure Schedule sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto. Section 2.20 of the Company Disclosure Schedule also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

          2.21 Brokers. With the exception of DeSilva, whose fees have been paid by Seller, the Company has not, and each manager, director, officer and employee of the Company has not, employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

          2.22 No Additional Representations or Warranties. Except as provided in this Article II and Article III, (a) neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates and (b) no such Person will be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates, including, in the case of clauses (a) and (b), in respect of any forecasts or projections of future business, results of operations or prospects. All other representations and warranties that are not contained in Articles II and III are expressly disclaimed by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING SELLER

Seller hereby represents and warrants to Buyer as follows:

          3.1 Ownership of Interests; Title. Seller is the owner of record and beneficially of all of the outstanding Interests in the Company as set forth opposite its name on Exhibit B-1. Seller has, and shall transfer to Buyer at the Closing, good and valid title to such Interests, free and clear of any Liens. Other than the Interests, Seller owns no Interests or units of equity interest in the Company and no right of any kind to have any such Interests or units of equity interest issued.

3.2 Authority, Approvals, Enforceability and Consents.

                    (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite limited partnership power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted.

                    (b) The execution, delivery and performance Seller of this Agreement and the other Transaction Documents to be executed and delivered by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited partnership action on the part of Seller and no other limited partnership proceedings on the part of Seller or its partners are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Seller and the transactions contemplated hereby and thereby.

                    (c) This Agreement and the other Transaction Documents to be executed and delivered by Seller at the Closing have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

                    (d) The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to be executed and delivered by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not:

(i) contravene any provision of the partnership agreement (or comparable organizational documents with different names) of Seller;

                    (ii) (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, or create or change any rights or obligations of any party thereto under, any Contract to which Seller is party or by which any of Seller’s properties or assets are bound or otherwise subject, or, except as set forth in Section 3.2(d)(ii) of the Company Disclosure Schedule, require any consent or waiver of any party to any such Contract;

(iii) result in the creation or imposition of any Lien on any of the Interests;

(iv) violate or conflict with any Law applicable to Seller or any of Seller’s Affiliates, businesses or properties; or

(v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

          Buyer hereby represents and warrants to Seller as follows:

          4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Authority, Approvals, Enforceability and Consents.

                    (a) Buyer has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

                    (b) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.

                    (c) This Agreement and the other Transaction Documents to be executed and delivered by Buyer at the Closing have been duly executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

                    (d) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not:

(i) contravene any provision of the certificate of incorporation or bylaws of Buyer;

                    (ii) (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, or create or change any rights or obligations of any party thereto under, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract, except as do not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(iii) violate or conflict with any Law applicable to Buyer or its business or its properties; or

                    (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except for filings that Buyer is required to make with the Security and Exchange Commission pursuant to applicable Laws.

          4.3 Brokers. Buyer has not, and no director, officer or employee of Buyer has, employed any broker or finder, and Buyer has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated hereby or any other Transaction Document.

          4.4 No Outside Reliance. Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that neither Seller nor any of its respective Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II and Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions regarding the Company, as well as any information, documents or other materials made available to Buyer or any of its Affiliates or Representatives are not and will not be, except as expressly provided in Article II and Article III deemed to be representations or warranties of Seller or any of its Affiliates, and Buyer acknowledges that Buyer, together with its Affiliates and Representatives, has made its own investigation of the Company and, except as provided in Article II and Article III, is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, as contained in any materials provided or made available by Seller or any of its directors, officers, employees, shareholders, partners, members or Representatives or otherwise. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company are furnished “as is,” “where is” and subject to the representations and warranties contained in Article II and Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V

COVENANTS

          5.1 Announcements. The initial press release announcing this Agreement will be in substantially the form previously agreed to by the Representatives of the parties hereto. Seller covenants to Buyer that it will not (and will cause its Affiliates not to, and will use reasonable best efforts to cause its Representatives not to) issue any press release or otherwise make any public statement inconsistent with the initial press release without the prior written consent of Buyer.

          5.2 Covenant Not to Compete; Non-Solicitation; Confidentiality.

                    (a) For a period of three years beginning on the Closing Date (the “Term”), Seller will not, directly or indirectly, engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise) any business engaged in the publishing of news and information about the M&A, private equity and equity and debt capital markets (a “Competing Business”); provided, however, that this Section 5.2(a) will not be deemed to restrict (and Seller will not be deemed to be in breach of this Section 5.2(a) by reason of) (i) the existing investments of Wasserstein Capital, L.P., Seller or any of their respective Affiliates identified in Section 5.2(a) of the Company Disclosure Schedule, including to the extent that any such existing business (or a portion thereof) would constitute a Competing Business, (ii) any investment in a Competing Business made by an investment, private equity or other fund having at least one limited partner that is not an Affiliate of Wasserstein Capital, L.P. or Seller, whether or not such investment, private equity or other fund is managed by Wasserstein Capital, L.P. or one of its Affiliates, or (iii) the beneficial ownership by Wasserstein Capital, L.P. or Seller or any of their controlled Affiliates of any Competing Business to the extent Wasserstein Capital, L.P. and Seller beneficially own, together with that of its controlled Affiliates, five percent or less of a Competing Business’ voting capital stock if (A) such Competing Business is publicly traded and (B) Seller, Wasserstein Capital, L.P. and their controlled Affiliates, do not control the operation or management of such Competing Business.

                    (b) During the Term, Seller will not, and Seller will cause its controlled Affiliates not to, directly or indirectly, solicit for employment, recruit or hire, either as an employee or a consultant, any Continuing Employee, consultant or independent contractor of the Company who is an employee, consultant or independent contractor of the Company as of the Closing Date and prior to the expiration of the Term to become an employee or consultant of, or otherwise provide services to, any Person, except that this Section 5.2(b) will not be deemed to restrict any investment or portfolio company of Wasserstein Capital, L.P., Seller or any of their respective Affiliates other than any existing portfolio company that is wholly-owned by Wasserstein, L.P. or any of its Affiliates as identified in Section 5.2(b) of the Company Disclosure Schedule, and Seller and its controlled Affiliates will not be deemed to be in breach of this Section 5.2(b) (x) insofar as it relates to a solicitation for employment but not a hire in the event an employee of the Company (i) responds to a public advertisement placed by Seller or any of its controlled Affiliates (including through the use of search firms), or (ii) has placed his or her resume with a recruiting firm, which firm tenders it to Seller or any of its controlled Affiliates and (y) with respect to the solicitation and hire of any employee of the Company that is solicited and hired at least six months after termination of such employee by the Company so long as no solicitation occurred prior to such six month date.

                    (c) Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any Company confidential information or confidential information concerning Buyer and its Affiliates, this Agreement and the transactions contemplated hereby (collectively, the “Buyer/Company Confidential Information”) (unless and to the extent compelled to disclose by judicial or administrative process or, on the advice of its counsel, by other Law); provided, however, that “Buyer/Company Confidential Information” shall be deemed not to include information that is or becomes known to the public, other than through a breach of this Agreement.

                    (d) The parties hereto acknowledge and agree that the restrictions contained in Sections 5.2, (a) through (c) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement and the other Transaction Documents without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its controlled Affiliates, of these restrictions, Buyer will be entitled to seek an injunction restraining Seller or its controlled Affiliates, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

          5.3 Taxes.

                    (a) The parties hereto acknowledge and agree that for U.S. federal income Tax purposes the Company shall be deemed to have terminated as of the Closing Date and the Company’s Taxable year shall close on the Closing Date. Seller will cause to be prepared and timely filed all Tax Returns required to be filed with respect to the Company for any Taxable period ending on or before the Closing Date (any such period, a “Pre-Closing Period”). Such

Tax Returns will be prepared on a basis consistent with the last Tax Returns filed by the Company unless otherwise required by Law. Seller shall pay and indemnify Buyer and its Affiliates (including, after the Closing, the Company) from and against all Taxes relating to the Company with respect to any Pre-Closing Period to the extent such Taxes exceed the accruals for Taxes reflected in Final Closing Net Worth. No later than 30 days prior to the filing of any such Tax Returns, Seller shall provide to Buyer copies of such Tax Returns for review and approval, which approval shall not be unreasonably withheld or delayed.

                    (b) Buyer shall cause to be prepared and filed, all Tax Returns of the Company either for Straddle Periods or for Taxable periods beginning after the Closing Date (any such period, a “Post-Closing Period”); provided, however, that drafts of any Straddle Period Tax Returns shall be provided to Seller at least 30 days prior to filing, and such Straddle Period Tax Returns shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld or delayed, and Buyer shall cause to be made such revisions to such Straddle Period Tax Returns as are reasonably requested by Seller. Such Straddle Period Tax Returns will be prepared on a basis consistent with the last Tax Returns filed by the Company, unless otherwise required by Law. Seller shall pay and indemnify Buyer and its Affiliates (including, after the Closing, the Company) from and against all Taxes relating to the Company allocable to the portion of a Straddle Period which ends on the Closing Date to the extent such Taxes exceed the accruals for Taxes reflected in Final Closing Net Worth. Buyer and its Affiliates (including, after the Closing, the Company) shall pay and indemnify Seller from and against all Taxes relating to the Company either with respect to any Post-Closing Period or allocable to the portion of a Straddle Period beginning on the day immediately following the Closing Date. For purposes of this Section 5.3(b), the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, use Taxes, employment Taxes, withholding Taxes), be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.

                    (c) All refunds of Taxes (other than refunds of Transfer Taxes) of the Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be the property of Seller to the extent such refund was not included as an asset in the computation of the Final Purchase Price. To the extent that Buyer or the Company receives a refund that is the property of Seller, Buyer shall pay the amount of such refund (and interest received from the Tax Authority) to Seller. The amount due to Seller shall be payable to Seller 30 days after receipt of the refund from the applicable Tax Authority (or, if the refund is in the form of a credit or offset, 30 days after the due date of the Tax Return claiming such credit or offset). Any payment to Seller under this Section 5.3(c) shall be treated as an adjustment to the Final Purchase Price for Tax purposes except to the extent otherwise required by applicable Law.

                    (d) In the event Buyer or any of its Affiliates receives notice of any examination, claim, adjustment, or other proceeding (a “Proceeding Notice”) with respect to the liability for any Taxes for which Seller is or may be liable under Sections 5.3(a) or 5.3(b), Buyer shall notify Seller in writing thereof (the “Seller Notice”) no later than the earlier of (i) 30 days after the receipt by Buyer of the Proceeding Notice or (ii) 30 days prior to the deadline for responding to the Proceeding Notice (or, if Buyer did not receive the Proceeding Notice more than 30 days prior to such deadline, as promptly as practicable). As to any examination, claim, adjustment or other proceeding relating to a Pre-Closing Tax Period, Seller shall be entitled at Seller’s sole expense to control the contest of such examination, claim, adjustment, or other proceeding; provided that: (i) Seller notifies Buyer in writing that it desires to do so no later than the earlier of (x) 30 days after receipt of the Seller Notice or (y) five days prior to the deadline for responding to the Proceeding Notice, and (ii) Seller may not, without the consent of Buyer, agree to any settlement that could result in an increase in the amount of Taxes for which Buyer or any of its Affiliates is not entitled to indemnification. With respect to any examination, claim, adjustment, or other proceeding with respect to a Straddle Period, Buyer shall control the contest of such examination, claim, adjustment, or other proceeding, provided that Buyer may not, without the prior consent of Seller (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which Seller is liable under Sections 5.3(a), 5.3(b) or 5.3(f). The parties hereto shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 5.3(d).

                    (e) Buyer, on the one hand, and Seller, on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any Tax Authority by such party or any of its Affiliates in connection with the liability of the Company for Taxes for any period for which such other party is or may be liable. The parties hereto will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, amended Tax Return or in conducting any audit or other proceeding, in respect of Taxes imposed on the Company.

                    (f) All Transfer Taxes shall be allocated to and borne by Seller. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Returns. To the extent Buyer files such Tax Returns and pays such Transfer Taxes, Seller shall, within ten days of a written request therefor, reimburse Buyer for Transfer Taxes allocated to Seller under this Section 5.3(f).

                    (g) Buyer shall pay and indemnify and hold harmless Seller from and against any Taxes of Seller (including any Taxes for which any Seller is responsible under this Agreement) directly resulting from (a) any actions outside of the Ordinary Course taken, or caused to be taken, by Buyer or any of its Affiliates following the consummation of the Closing or (b) any Tax elections that Buyer or any of its Affiliates make or cause to be made with respect to the Company following the consummation of the Closing. Buyer shall not file, or cause to be filed, any amended Tax Return with respect to the Company for a Pre-Closing Period without the prior written consent of Seller.

                    (h) Any payment made pursuant to Sections 5.3(a), 5.3(b), 5.3(f) or 5.3(g) shall be deemed an adjustment to the Final Purchase Price.

                    (i) Notwithstanding anything to the contrary contained in this Agreement, the parties’ obligations pursuant to this Section 5.3 shall survive until 30 days after the expiration of the relevant statute of limitations, determined taking into account any applicable extensions.

          5.4 Employee Matters.

                    (a) Section 5.4(a) of the Company Disclosure Schedule lists each employee of the Company as of the Closing (the “Continuing Employees”). Each Continuing Employee who remains employed by Buyer on January 1, 2013 shall be eligible to participate as of such date (or, in the case of Buyer’s 401(k) savings plan, as soon as practicable thereafter) in all of Buyer’s pre-existing retirement or welfare benefit plans to the extent coverage under such benefit plans replaces coverage under a comparable Benefit Plan. For the avoidance of doubt, Continuing Employees shall generally continue to participate in the Company’s 401(k), health and welfare Benefit Plans (or similar successor plans) until December 31, 2012

                    (b) Notwithstanding Section 5.4(a), Buyer shall cause to be in place for at least 180 days after the Closing Date a severance plan, practice or policy applicable to each Continuing Employee (excluding a Continuing Employee who is party to an offer letter, letter agreement or employment agreement that provides for termination payments that are expressed and calculated other than as an amount additional to the Severance Policy) that provides for payments and benefits at the levels provided to such employees under the Severance Policy. For each such Continuing Employee whose employment is terminated by Buyer within 180 days after the Closing Date for reasons not involving the employee’s performance (and, for purposes of clarity, other than by reason of death or disability), Buyer shall pay severance in accordance with such severance plan, practice or policy. Without duplication of any amounts payable under the Severance Policy or applicable law, Buyer will cause the Company to satisfy its obligations (if any) to make termination payments to Continuing Employees under offer letters, letter agreements or employment agreements between the Company and such Continuing Employees, to the extent such letters and agreements are set forth in Section 2.14(a) of the Company Disclosure Schedule. In the event that Buyer requires a Continuing Employee to sign a release of claims as a condition to the receipt of any severance payments, Buyer will provide that such release of claims also includes (without any obligation to provide additional consideration therefor) a release of claims against Seller and its Affiliates insofar as it relates to the Company, including with respect to any Options such Continuing Employee has held. Buyer will request that all other Continuing Employees who are Optionholders sign a release of claims against Buyer, the Company and (without any obligation to provide additional consideration) Seller and its Affiliates, with respect to any Options such Continuing Employees have held.

                    (c) Nothing in this Agreement shall be construed (i) to confer on any Person, other than the parties hereto, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 5.4, or any other provision of this Agreement, (ii) to cause any Person (including any employee) to be a third party beneficiary of this Agreement, (iii) as an amendment or termination of any compensation or benefit plan, program, agreement, contract or arrangement of Buyer or any of its Affiliates, or (iv) alter the at will nature of any employment relationship with Buyer, Seller or their respective Affiliates.

                    (d) Buyer will cause the Company to pay the Transaction Bonus Amount to the Persons and in the amounts listed on Exhibit I, on the Company’s first payroll date following the consummation of the Closing.

          5.5 Deal Pipeline Access. Buyer shall grant a non-exclusive, non-transferable enterprise license to access and use The Deal Pipeline, The Daily Deal, the web sites located at the domain thedeal.com and the materials available thereon to the Person set forth in Section 5.5 of the Company Disclosure Schedule for the period set forth in Section 5.5 of the Company Disclosure Schedule.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

          6.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any party hereto and any information or knowledge which any party hereto may receive or have. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no Claim with respect thereto may be brought after, the 18-month anniversary of the Closing Date; provided, however, that: (a) the representations and warranties contained in Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a)(i) (Consents), 2.15 (Transactions with Insiders), 2.17(a) (first sentence only) (Title; Condition of Assets), 3.1 (Ownership of Interests, Title), 3.2(a)-(c) and 3.2(d)(i) (Authority, Approvals, Enforceability and Consents), 4.1 (Organization and Good Standing) and 4.2(a)-(c) and 4.2(d)(i) (Authority, Approvals, Enforceability and Consents) and the indemnity obligations for the inaccuracy or breach of such representations and warranties shall survive indefinitely; and (b) the representations and warranties contained in Sections 2.7 (Taxes), 2.13(d) (Labor Relations) (second sentence only), 2.14(c), (e)-(i), (k) and (m) (first sentence only) (Employee Benefit Plans), 2.21 (Brokers) and 4.3 (Brokers) and the indemnity obligations for the inaccuracy or breach of such representations and warranties shall survive until 60 days following the expiration of the applicable statutes of limitation. The representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 6.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article VI, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party, setting forth in reasonable detail the facts then known by the Indemnified Party upon which the claim for indemnifications is based prior to the expiration of the applicable survival period.

          6.2 Indemnification. The parties hereto shall indemnify each other, at any time after the consummation of the Closing, as set forth below:

                    (a) Seller shall indemnify and hold harmless Buyer and its Affiliates (including from and after the consummation of Closing, the Company) and their respective

Representatives (collectively, the “Buyer Indemnified Parties”)from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

                    (i) any inaccuracy or breach as of the date of this Agreement of any representation or warranty contained in Article II or Article III without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification (including qualifications indicating accuracy with such exceptions as, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect), other than with respect to Sections 2.4(a) (Financial Statements) (second sentence only), 2.5(b) (Absence of Undisclosed Liabilities), and 2.6(b)(i) (Absence of Certain Changes);

(ii) the breach by Seller of, or the failure by Seller to perform, any of its covenants or agreements contained in this Agreement;

(iii) any Transaction Expenses incurred by Seller or the Company on or prior to the date hereof that are not included in Final Closing Net Worth.

(iv) any Taxes for which Seller is liable pursuant to Section 5.3 of this Agreement, to the extent such Taxes exceed the accruals for Taxes reflected in Final Closing Net Worth;

(v) any inaccuracy on Exhibit B-1 or Exhibit B-2;

                    (vi) any liability or obligation of the Company or Buyer or any Affiliate, equity holder or successor of the foregoing arising as a result of the termination or cancellation of the Options for no consideration as of the consummation of the Closing, or any failure of the Options to be cancelled and terminated as of the consummation of the Closing, or any failure by the Company to comply with any applicable Law or the terms of the Option Plans and applicable Option agreements in connection with the cancellation and termination of the Options;

                    (vii) any liability or obligation of the Company, Seller or any other Person arising under the Limited Liability Company Agreement prior to the consummation of the Closing or as a result of or in connection with the consummation of the Closing;

                    (viii) any wages or other compensation due to an employee of the Company earned but not paid between (A) the date of the last payroll prior to the consummation of the Closing and (B) the Closing Date, to the extent such amounts are not included in the calculation of Final Closing Net Worth;

(ix) all Debt except for the equipment leases listed in Section 6.2(a)(ix) of the Company Disclosure Schedule;

                    (x) any claim by any current or former holder of equity interests in the Company or current or former creditor of the Company that it is entitled to receive all or a portion of the proceeds of the Purchase Price or other consideration; and

                    (xi) any claim by BancBoston or TDD made against the Company or Buyer (1) relating to any Interests, its status as a member of the Company or relating to the LLC Agreement, and (2) with respect to or in connection with any matter or thing, from the beginning of the world through the consummation of the Closing;

provided, however, that: (x) other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any inaccuracy or breach of any of the Fundamental Representations, (I) Seller shall not be responsible for any Losses with respect to an individual matter or series of related matters referred to in clause (i) of this Section 6.2(a) unless such Losses exceed $4,000, in which case the amount of such Losses shall then count towards, and be included in, the Basket Amount; provided, however, that this clause (I) will no longer apply from and after the date on which the aggregate amount of Losses that do not count towards the Basket Amount as a result of this clause (I) equals $15,000, and (II) Seller shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 6.2(a) until the cumulative aggregate amount of all such Losses (giving effect to clause (I)) exceeds the Basket Amount, in which event Seller shall then be liable for all Losses in excess of the Basket Amount; (y) other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any inaccuracy or breach of any of the Fundamental Representations, the cumulative aggregate indemnity obligation of Seller with respect to the matters referred to in clause (i) of this Section 6.2(a) shall in no event exceed $1,075,000 (the “Non-Fundamental Rep Cap Amount”), and (z) other than for fraud or intentional misrepresentation, the cumulative aggregate indemnity obligation of Seller with respect to the matters referred to in clause (i) of this Section 6.2(a) shall in no event exceed the Final Purchase Price (the “Total Cap Amount”; the Non-Fundamental Rep Cap Amount and the Total Cap Amount are sometimes referred to herein individually as a “Cap Amount”).

                    (b) Buyer shall indemnify and hold harmless Seller and its Representatives (collectively, the “Seller Indemnified Parties”) from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i) any inaccuracy or breach as of the date of this Agreement of any representation or warranty of Buyer contained in Article IV of this Agreement; and

(ii) the breach by Buyer of, or the failure by Buyer to perform, any of its covenants or agreements contained in this Agreement.

6.3 Indemnification Procedures.

                    (a) If any Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim (if such Claim is by a Third Party, a “Third Party Claim”) that could give rise to an obligation on the part of Seller, on the one hand, or Buyer, on the other hand, to provide indemnification (the “Indemnifying Party”) pursuant to this Article VI, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice” or in the case of a Third Party Claim, the “Third Party Indemnification Claim Notice”); provided, however, that, in each case, the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the Indemnifying Party is prejudiced as a result of such failure to so promptly notify the Indemnifying Party.

                    (b) If the Indemnifying Party confirms in writing to the Indemnified Party within 30 days after receipt of a Third Party Indemnification Claim Notice (i) the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor (subject to the limitations set forth in this Article VI) and (ii) that, as of such time, the Indemnifying Party (or, if Seller is the Indemnifying Party, the Guarantor) has sufficient financial resources (taking into account the amount of funds then held by the Escrow Agent under the Escrow Agreement which are both available to pay for such Claim and have not been previously reserved with respect to another Claim) in order to indemnify for the full amount of any potential liability in connection with such Claim (subject to the limitations set forth in this Article VI), the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party (Buyer agreeing for this purpose that Jones Day will be deemed to be acceptable counsel). If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 30 days (subject to the limitations set forth in this Article VI) (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the decision of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such proposed settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such Third Party Claim. If such settlement consists of a bona fide offer and the Indemnified Party notifies the Indemnifying Party of its disapproval of such settlement pursuant to clause (iv) of the previous sentence, the Indemnified Party shall thereupon become liable, from and after the date of its disapproval, for the amount of any award, settlement, costs, expenses (including reasonable attorneys’ fees and court costs) or other Losses in excess of the proposed settlement amount and shall have the right to elect to control the defense of such Third Party Claim at its sole cost and expense; provided, however, that the Indemnifying Party shall have the financial ability to pay the entire amount of the proposed settlement amount together with all costs, expenses (including attorneys’ fees and court costs) related thereto. No Indemnified Party may settle or compromise or consent to the entry of any judgment with respect to any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

                    (c) Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses (subject to the limitations set forth in this Article VI) incurred by the Indemnified Party in connection with such defense, settlement or compromise to the extent the Indemnifying Party has assumed the defense or the Indemnified Party is otherwise entitled to indemnification hereunder): (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines upon the advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party; (iii) any Third Party Claim pursuant to Section 6.2(a)(i) after such time as the aggregate amount of Buyer Indemnified Parties’ Losses with respect to the matters referred to in Section 6.2(a)(i) are reasonably expected to exceed the applicable Cap Amount by an amount that is greater than Seller’s aggregate liability hereunder with respect to such matters; and (iv) any Third Party Claim relating to Taxes of the Company for periods after the Closing Date.

                    (d) If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense (but only to the extent the Indemnified Party is entitled to indemnification hereunder), pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise). In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

          6.4 Characterization of Indemnification Payments.

                    (a) Except with respect to amounts payable pursuant to Section 1.4(e), for so long as the Escrow Amount (or any portion thereof) continues to be held by the Escrow Agent, any Losses (including Losses in respect of breaches of the Fundamental Representations) recoverable by the Buyer Indemnified Parties shall be recovered from the Escrow Amount until the amount thereof has been reduced to zero. Thereafter, if an Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand.

                    (b) Any payment made by Seller or Buyer pursuant to this Article VI will be deemed an adjustment to the Final Purchase Price.

          6.5 Taxes. Section 6.3 shall have no application to Losses with respect to Taxes that are subject to Section 5.3, the procedures for which shall be governed exclusively by Section 5.3, but shall otherwise apply to Losses resulting from the inaccuracy or breach as of the date of this Agreement of any representation or warranty of Seller contained in Section 2.7. For the avoidance of doubt, any Third Party Claim with respect to Taxes shall be governed exclusively by Section 5.3; provided, however, that this Section 6.5 shall not limit the applicability of Section 6.3 to Losses relating to Taxes arising from an inaccuracy or breach of Section 2.2(f).

          6.6 Limitations on Indemnification.

                    (a) The calculation of an Indemnified Party’s “Losses” pursuant to this Article VI shall be net of any insurance proceeds (net of the present value of any increase in premiums paid over the next five years attributable to such insurance recovery) actually received by the Indemnified Party in connection with the facts giving rise to the applicable indemnity claim to which the Loss relates. The Indemnified Party shall use commercially reasonable efforts to claim and recover any Losses suffered by the Indemnified Parties under any such insurance policies; provided, that the Indemnifying Party pays all costs incurred by the Indemnified Party in connection with such efforts. The Indemnified Party shall remit to the Indemnifying Party any such insurance proceeds that are paid to the Indemnified Party with respect to Losses for which the Indemnified Parties have been previously compensated pursuant to this Article VI.

                    (b) The Indemnified Party’s right to indemnification pursuant to this Article VI on account of any Losses will be reduced by the net amount of the actual Tax benefits realized by the Indemnified Party by reason of such Loss in the year that the Losses are incurred.

                    (c) Notwithstanding any other provision of this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification under this Article VI for any Losses to the extent such Losses are reflected in the Final Closing Net Worth (including any item that is raised in the Notice of Disagreement).

                    (d) No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Losses.

                    (e) For purposes of this Article VI, an “intentional misrepresentation” for which Seller shall have indemnification obligations shall be deemed to have occurred only if, as of the date hereof, Anup Bagaria or Michael Struble had actual knowledge that such misrepresentation constituted an inaccuracy or breach of Seller’s representations and warranties under this Agreement (without any duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement and of the Schedules hereto by such Persons).

          6.7 Indemnification as Sole Remedy. From and after the consummation of the Closing, except (x) to the extent Losses arise from fraud or intentional misrepresentation, (y) as permitted under Section 1.4 for the resolution of certain disputes relating to the Purchase Price between the parties and/or by the Accounting Firm, or (z) for the availability to the applicable parties of injunctive or other relief (including monetary damages) pursuant to Section 5.2 or where specific performance is sought pursuant to Section 7.11, the indemnity provided herein as it relates to this Agreement and the transactions contemplated by this Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for Losses relating to or arising out of this Agreement, whether based on contract, tort, statute, regulation or other Law, to the exclusion of all remedies provided by any Law in any jurisdiction, and Seller on behalf of the Seller Indemnified Parties and Buyer on behalf of the Buyer Indemnified Parties hereby waive any and all rights, both legal or equitable, to pursue any other remedies in respect of such claims. The parties hereto acknowledge and agree that the representations, warranties and indemnification remedy were specifically bargained for by the parties and were taken into account in determining the Final Purchase Price.

          6.8 No Contribution From the Company, Etc. Notwithstanding anything in this Agreement to the contrary: (a) Seller acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against Buyer or the Company as a result of any Losses, or indemnification it is required to make under this Agreement, in each case arising out of, based upon, asserted against, resulting from, imposed on or in connection with, or otherwise in respect of the breach or inaccuracy of any representation, warranty, covenant, agreement or other obligation of Seller contained in this Agreement, including any representation and warranty of Seller contained in Article II; and (b) Seller hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against Buyer or the Company under or arising out of the breach or inaccuracy of any representation, warranty, covenant, agreement or other obligation of Seller contained in this Agreement, including any representation and warranty of Seller contained in Article II.

ARTICLE VII

MISCELLANEOUS

          7.1 Expenses. Except as provided in Section 1.4 and for fees and expenses in connection with the preparation and delivery of the Audited Financial Statements which shall be borne by Buyer, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses”); provided, however, that Seller shall bear all of the Transaction Expenses of the Company incurred on or prior to the date hereof (regardless of whether paid on or prior to the date hereof).

          7.2 Certain Interpretative Matters. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Schedule and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. When used in reference to information or documents, the phrase “made available” means that the information or documents referred to (or copies thereof) were made available to Buyer and its advisors in the electronic dataroom established by the Company or were delivered to Buyer or its Representatives by the Company or Seller or their Representatives in connection with the transactions contemplated hereby, in each case, before the date hereof. Subject to Section 7.15, the parties hereto intend that each representation, warranty and covenant herein shall have independent significance, and if any party hereto has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

          7.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmittal) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party hereto to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours at the location of the recipient, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

                    If to Seller:

WPPN, L.P.
1301 Avenue of the Americas, 41st Floor
New York, New York 10019
Fax No.: (212) 702-5635
E-mail Address: ab@wasserco.com; mrs@wasserco.com
Attention: Anup Bagaria; Michael Struble

with a copy to:

Jones Day
222 East 41st
New York, New York 10017
Fax No.: (212) 755 - 7306
E-mail Address: amlevine@jonesday.com
Attention: Andrew M. Levine

If to Buyer:

TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005
Fax No.: (212) 321-5014
E-mail Address: elisabeth.demarse@thestreet.com
Attention: Chief Executive Officer

with a copy to:

TheStreet, Inc.
14 Wall Street, 15th
New York, New York 10005
Fax No.: (212) 321-5038
E-mail Address: tsc.notices@thestreet.com
Attention: General Counsel

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
E-mail: lefkowit@hugheshubbard.com
Attention: Kenneth A. Lefkowitz

          7.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VI and Section 7.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or Seller without the prior written consent of the other party hereto, except that Buyer shall have the right to assign any or all of its rights, interests and obligations hereunder to any Person that acquires all or a majority of the capital stock of Buyer or the Company. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

          7.5 Entire Agreement. This Agreement and the other Transaction Documents (including the Company Disclosure Schedule and Exhibits hereto and thereto) (together with the Confidentiality Agreement, dated as of June 12, 2012 between the Company and Buyer) embody the entire agreement and understanding of the parties hereto and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto, including the Letter of Intent, dated as of July 10, 2012, from Buyer to the Company, Seller and Wasserstein Capital, L.P., as amended. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement and the other Transaction Documents.

          7.6 Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Buyer and Seller. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

          7.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties hereto. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts.

          7.8 GOVERNING LAW. THIS AGREEMENT AND (UNLESS AND TO THE EXTENT EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

          7.9 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

          7.10 Submission to Jurisdiction; Waiver of Jury Trial. Each party to this Agreement, for itself, hereby irrevocably and unconditionally:

                    (a) (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement (other than with respect to the matters that must be submitted for resolution by the Accounting Firm pursuant to Section 1.4(d)) or (unless expressly set forth therein) any other Transaction Document may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the State of New York, located in New York County or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and or its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

                    (b) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.10(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Buyer or Seller, as the case may be, at the addresses for notices pursuant to Section 7.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 7.10 shall affect the right of Buyer or Seller, as the case may be, to serve process in any other manner permitted by Law;

                    (c) (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 7.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

                    (d) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

          7.11 Specific Performance. Each of the parties hereto acknowledges that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed or threatened to not be performed by the applicable party in accordance with its terms and therefore, the parties shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

          7.12 No Presumption. With regard to each and every term and condition of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

          7.13 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 6.2 (which is intended to and shall inure to the benefit of, and may be enforced by, each Buyer Indemnified Party or Seller Indemnified Party, as the case may be), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the right of any Indemnified Party directly to bring and to maintain an action pursuant to Section 6.2 hereof, Buyer may make any indemnification claim under, and may bring and maintain any action in respect of, Section 6.2 hereof on behalf of any Buyer Indemnified Party.

          7.14 Non-Recourse.

                    (a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, consultant, representative or principal of Buyer or any Affiliate of Buyer shall have any liability for any liabilities of Buyer under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby

                    (b) Except for the Guarantor to the extent of its obligations under the Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, consultant, representative or principal of Seller or any Affiliate of Seller shall have any liability for any liabilities of Seller under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

          7.15 Company Disclosure Schedule. The Company Disclosure Schedule to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement. Seller may, at its option, include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Exceptions and disclosures in each such section and subsection of the Company Disclosure Schedule shall apply to the correspondingly numbered section and lettered subsection of this Agreement and shall qualify any representation, warranty, covenant or agreement herein to the extent that the relevance or applicability of such information disclosed to the representation, warranty, covenant or agreement is reasonably apparent on its face.

          7.16 Confirmations. Buyer hereby (a) confirms that no engagement that either DeSilva or Jones Day has undertaken or may take on behalf of the Company or Seller will be asserted by any of the Company or Buyer either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify DeSilva or Jones Day from, any current or future representation of Seller or any of its Affiliates in any matter, including any representations in negotiations, transactions, counseling or litigation adverse to the Company or Buyer, (b) hereby waives and shall cause the Company to waive any conflict of interest that exists prior to the Closing Date, or might be asserted to exist after the Closing Date, and (c) intends for its foregoing conflicts waiver to be effective and fully enforceable and to be relied on by DeSilva or Jones Day; provided that with respect to the foregoing clauses (a) through (c), neither DeSilva nor Jones Day uses confidential information regarding the Company in the course of its future representation of Seller or any of its Affiliates, except in connection with any dispute between Seller or any of its Affiliates, on the one hand, and Buyer and the Company, on the other hand, to the extent such confidential information is then in the possession of Seller.

[The next page is the signature page]

          The parties hereto have caused this Equity Interest Purchase Agreement to be executed as of the date first written above.

Buyer:

THESTREET, INC.

By:	/s/ Elisabeth DeMarse

Name: Elisabeth DeMarse
Title: Chief Executive Officer

Seller:

WPPN, L.P.

By:	/s/ Anup Bagaria

Name: Anup Bagaria
Title: Managing Director

[Signature Page to Equity Interest Purchase Agreement]

EXHIBIT A

CERTAIN DEFINED TERMS

          1. For purposes of this Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

          “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

          “Amendment” means that certain Amendment to the LLC Agreement, dated as of September 10, 2012.

          “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached to this Agreement as Exhibit C.

          “Associate” means, with respect to any Person: (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of: (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

          “Base Purchase Price” means $5,815,000.

          “Basket Amount” means an amount equal to $50,000.

          “Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

          “Closing Net Worth” means Net Worth as of immediately after the consummation of the Closing and after giving effect to the consummation of the Closing (excluding for this purpose (x) Debt terminated pursuant to Section 1.3(a)(xiii); provided, that Seller delivers to the Company and Buyer a general release of the Company and Buyer and its successors and assigns, duly executed by the applicable releasor in respect of such Debt, and (y) any accrual for transaction bonuses paid to employees of the Company to the extent included in the Transaction Bonus Amount).

          “Company Agreements” means all Contracts to which the Company is a party or by which the Company may otherwise be bound or affected.

          “Company IP” means the Company Owned IP and Company Licensed IP.

          “Company Licensed IP” means all Intellectual Property licensed or otherwise made available for use by any Third Party to the Company.

          “Company Owned IP” means all Intellectual Property owned by the Company, including the Company Owned Software and Company Registered IP

          “Company Owned Software” means Software owned by the Company.

          “Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

          “Copyrights” means all copyrights and registrations and applications therefor, designs, data and database rights, mask works and registrations and applications therefor, and all other rights corresponding thereto, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with any of the foregoing, throughout the world.

          “Debt” means (a) all of the indebtedness for borrowed money of the Company, (b) all obligations of the Company evidenced by notes, bonds, performance or surety bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company under acceptance, letter of credit or similar facilities, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company, (g) all guarantees by the Company of any obligations of any other Person, (h) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clauses (a) through (g) above, and (i) all obligations of the Company relating to the deferred purchase price of property or services.

          “Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act, 6 Del. C §18-101, et seq., as it may be amended from time to time and any successor to such.

          “Domain Names” means all Internet addresses and domain names, all registrations and applications therefor, throughout the world.

          “Environmental Laws” means all state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company); (d) remediation, reclamation or restoration of real property (whether or not owned, leased or used by the Company); and (e) workplace health and safety and protection of employees from workplace hazards.

          “ERISA Affiliate” means an entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code.

          “Escrow Agent” means U.S. Bank National Association.

          “Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent in the form attached to this Agreement as Exhibit E.

          “Escrow Amount” means $600,000.

          “Estimated Closing Net Worth” means the good faith estimate provided prior to the date hereof by Seller to Buyer of Closing Net Worth.

          “Final Closing Net Worth” means Closing Net Worth as finally determined pursuant to Section 1.4(d).

          “Final Purchase Price” means the Base Purchase Price (a) plus the amount, if any, by which the Final Closing Net Worth exceeds the Target Net Worth, or (b) minus the amount, if any, by which the Target Net Worth exceeds the Final Closing Net Worth.

          “Fundamental Representations” means the representations and warranties contained in Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a)(i) (Consents), 2.7 (Taxes), 2.13(d) (second sentence only) (Labor Relations), 2.14 (c), (e)-(i), (k) and (m) (first sentence only) (Employee Benefit Plans), 2.15 (Transactions with Insiders), 2.17(a) (first sentence only) (Title), 2.21 (Brokers) and Article III.

          “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

          “General Release” means the General Release in the form attached to this Agreement as Exhibit F.

          “Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), governmental, regulatory or administrative agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any court, panel, tribunal, or judicial or arbitral body.

          “Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

          “Inbound IP Agreements” means any Contract granting to Company any rights in Intellectual Property owned by a third party.

          “Initial Closing Payment” means the Initial Purchase Price minus the Escrow Amount and minus the Transaction Bonus Amount.

          “Initial Purchase Price” means the Base Purchase Price (a) plus the amount, if any, by which the Estimated Closing Net Worth exceeds the Target Net Worth, or (b) minus the amount, if any, by which the Target Net Worth exceeds the Estimated Closing Net Worth.

          “Insider” means Seller, any manager, director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

          “Intellectual Property” means all intellectual property and proprietary rights arising under the laws of any jurisdiction of the world arising from or associated with: (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; (vi) Software; (vii) moral rights, droit moral, rights of publicity, rights of privacy and other intellectual property and proprietary rights of a similar nature; and (viii) any other intellectual property and proprietary rights and information, in all forms and media, and all goodwill associated therewith.

          “Interest Assignment and Release Agreement” means the Interest Assignment and Release Agreement in the form attached to this Agreement as Exhibit G.

          “Interests” means the equity interest of a member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, to participate in management, and to consent or approve, together with all other rights, benefits and privileges enjoyed by the member (under the Delaware Limited Liability Company Act, the LLC Agreement or otherwise) in its capacity as a member of the Company.

          “Knowledge of Seller or the Company” means the actual knowledge of Anup Bagaria, Michael Struble, George Majoros, Kevin Worth, Robert Cavalluzzi, Michael Crosby or Niraj Pant.

          “Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

          “Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

          “Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction (including any restriction on the right to vote, sell or otherwise dispose of any of the Interests), tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

          “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2001 by and among the Persons listed on the signature page thereto, as amended by the Amendment, together with all exhibits thereto.

          “Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminutions in value, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

          “Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, corporate names, doing business designations, logos, emblems, signs or insignia, proprietary indicia and all similar rights, including all registrations and applications appurtenant to any of the foregoing, and all goodwill associated therewith, throughout the world.

          “Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that is or would reasonably be expected to have, a material adverse effect on the business, the assets and liabilities taken as a whole, results of operation or financial condition of the Company; provided, however, that, for purposes of Section 2.6(b), in no event will any of the following be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company conducts business; (b) national or international political conditions; (c) any “act of God,” including weather, natural disasters and earthquakes; or (d) changes in GAAP or applicable Law; except to the extent, in the case of clauses (a) through (c), that such conditions have a disproportionate effect on the Company (as compared to the rest of the industry in which the Company operates).

          “Mutual General Release” means the Mutual General Release in the form attached to this Agreement as Exhibit H.

          “Net Worth” means, as of any time of determination, (x) the sum of the Company’s assets, minus (y) the sum of the Company’s liabilities, in each case, determined in accordance with GAAP as applied by the Company on a basis consistent with the preparation of the most recent audited balance sheet included in the Audited Financial Statements, unless one or more items on the most recent audited balance sheet were not prepared in accordance with GAAP, in which case the determination with respect to such items shall be made in accordance with GAAP.

          “Open Source Materials” means any Software, technology or content (“Materials”) that is (in whole or in part) subject to any license that requires, as a condition of use,

modification and/or distribution of such Materials, that such Materials, or any Materials incorporated into, derived from or distributed with such Materials, in any manner (in whole or in part) be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making modifications or derivative works; (c) reproduced and/or redistributed at no or minimal charge; (d) permitted to be reverse engineered; or (e) used only for non-commercial purposes or otherwise distributed on terms that impede the ability to distribute and license same as one sees fit.

          “Optionholder” means each holder of Options.

          “Option” means an option to purchase Common Units, each of which is listed on Exhibit B-2 attached to this Agreement.

          “Ordinary Course” means, with respect to an action taken or not taken by a Person such action or omission, respectively, is consistent with the past practices of such Person and is taken or not taken, respectively, in the ordinary course of the normal day-to-day operations of such Person.

          “Outbound IP Agreement” means any Contract in which Company grants to any Person any rights to the Company IP.

          “Patents” means all patents, patent applications, utility models, design registrations, inventions, invention disclosures, statutory invention registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, and reexaminations, extensions and reissues) throughout the world.

          “Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, right of way, certificate, variance or other similar permit, right or authorization from any Government Authority or other Person and all pending applications therefor.

          “Permitted Liens” means all:

                    (a) Liens for Taxes, assessments and other governmental charges (x) which are not due and payable or (y) which are being contested in good faith through (if then appropriate) appropriate proceedings, provided, that for each of the foregoing clauses (x) and (y), an appropriate reserve with respect thereto has been established in Closing Net Worth;

                    (b) the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement; or

                    (c) such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

          “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Government Authority.

          “Personal Information” means any information that specifically indentifies a particular individual (whether a consumer, customer or otherwise), such as a name, mailing address, telephone number, email address, social security number (SSN), payment card number, driver’s license number, a passport number, bank account numbers or other financial account information, and health information, including information relating to an individual’s personal characteristics, such as age/date of birth, gender, marital status, citizenship status, race or ethnic origin, political affiliation, religion, sexual orientation, and general geographic location (e.g., zip code) and information relating to an individual’s interests, preferences and behaviors.

          “Promissory Notes” means the promissory notes listed on Exhibit J attached to this Agreement.

          “Real Properties” means all real properties and interests in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

          “Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to Real Properties and to which the Company is a party or pursuant to which the Company uses or occupies any Real Property.

          “Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

          “Representatives” of any Person means such Person’s officers, directors, managers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

          “Restricted Units” means those certain units of equity interests in the Company reserved for issuance or granted to a manager, which units subject to vesting and other rights and restrictions as determined by the Board of Managers of the Company.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Software” means all computer software, firmware, programs, systems, and data, in any form, including development tools, library functions, compilers, and platform and application software, whether in source or object code format, and all rights appurtenant thereto, throughout the world.

          “Straddle Periods” means any and all Taxable periods that begin prior to, but end after, the Closing Date.

          “Subsidiary” means any Person more than 50% of the outstanding Voting Securities of which is owned or controlled, directly or indirectly, by the Company.

          “Target Net Worth” means – ($4,351,751), a negative number.

          “Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other charges, duties or assessments of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon Third Parties for which the Company has liability as an indemnitor or successor.

          “Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

          “Tax Authority” means the IRS and any other domestic or foreign Government Authority responsible for the administration of any Taxes.

          “Tax Returns” means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

          “Third Party” means any Person other than the Company, any Seller or Buyer or any of their respective Affiliates.

          “Trade Secrets” means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, formulae, technology, data bases, and other proprietary or confidential information, including customer lists, prospect lists, supplier lists, sale and customer information, projections, analyses, and market studies (including all rights appurtenant to the foregoing throughout the world).

          “Transaction Bonus Amount” means $105,000, which represents the total aggregate amount of the transaction bonuses that the Company owes to employees of the Company in connection with and upon the consummation of the Closing pursuant to employment agreements between such employees and the Company, all as listed on Exhibit I.

          “Transaction Document” means this Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

          “Transfer Tax” means all transfer, real property transfer, real estate transfer, stock transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) arising out of or incurred in connection with this Agreement.

          “Treasury Regulations” means the rules and regulations promulgated under the Code.

          “UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

          “Voting Securities” means any class or classes of stock or other equity interests of a Person pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the board of directors (or similar body), irrespective of whether or not, at the time, stock or other equity interests of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

          2. The following terms are defined in the Sections indicated below.

Term	Section

Accounting Firm	1.4(d)
Agreement	Preamble
Allocation Schedule	1.5
Audited Financial Statements	2.4(a)(i)
Balance Sheet Date	2.5
BancBoston	1.3(a)(vii)
Benefit Plans	2.14(a)
Buyer	Preamble
Buyer Indemnified Parties	6.2
Buyer/Company Confidential Information	5.2(c)
California Option Plan	2.2
Cap Amount	6.2(a)
Claims	2.8(a)
Closing	1.2
Closing Date	1.2
Code	2.14(c)
Common Units	Recitals
Company	Recitals
Company Balance Sheet	2.5
Company Disclosure Schedule	Article II
Company Financial Statements	2.4(a)
Company Patents	2.10(a)(iii)
Company Registered Copyrights	2.10(a)(iv)
Company Registered Domain Names	2.10(a)(i)
Company Registered IP	2.10(a)(iv)
Company Registered Marks	2.10(a)(ii)
Company Software	2.10(a)(v)
Competing Business	5.2(a)
Continuing Employees	5.4
Deal Content	2.10(b)
DeSilva	1.3(a)(xiv)
ERISA	2.14(a)
Guarantor	Recitals
Guaranty	Recitals
Indemnification Claim Notice	6.3(a)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Insider Transactions	2.15

Insurance Policies	2.11
Interim Financial Statements	2.4(a)(ii)
Judgments	2.8(a)
Leased Real Property	2.9(b)
Non-Fundamental Rep Cap Amount	6.2(a)
Notice of Disagreement	1.4(c)
Option Plan	2.2
Option Plans	2.2
Post-Closing Period	5.3(b)
Pre-Closing Period	5.3(a)
Preferred Units	Recitals
Preliminary Statement	1.4(a)
Proceeding Notice	5.3(d)
Seller	Preamble
Seller Indemnified Parties	6.2(b)
Seller Notice	5.3(d)
Severance Policy	2.14(m)
Statement	1.4(b)
Subleases	2.9(c)
TDD	1.3(a)(vii)
Term	5.2(a)
Third Party Claim	6.3(a)
Third Party Indemnification Claim Notice	6.3(a)
Total Cap Amount	6.2(a)
Transaction Expenses	7.1
UK Subsidiary	2.2